Exhibit 99.1

Crown Media Holdings Announces Operating Results

for First Quarter of 2011

STUDIO CITY, CA — May 5, 2011 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months ended March 31, 2011.

Operating Highlights

•                  Continued success for Hallmark Movie Channel.   Hallmark Movie Channel passed a significant milestone in the first quarter, reaching over 40 million subscribers.  According to Nielsen, since its launch in April 2010, Hallmark Movie Channel ranks number one at the end of the first quarter among all ad-supported cable networks in growth among women 25-54 delivery and household ratings during both Prime Time and Total Day.

•                  Development of Hallmark Channel Home programming block.  Beginning in January, the company added Petkeeping with Marc Morrone and Martha Bakes to its lifestyle programming.  These new additions combined with a strong holiday season helped to support an improvement in ratings for the first quarter as compared to a 9-week pre-holiday period according to Nielsen.

•                  Positive financial results.  Both advertising revenues and subscriber license fees showed gains in the quarter, resulting in an 8% increase in total revenues as compared to the prior year period.  Net income increased to $47.5 million or $0.13 per share for common shareholders, versus a loss of $2.3 million or ($0.02) per share in the first quarter of 2010.

“The first quarter of the year has gotten off to a solid start,” noted Bill Abbott, President and CEO of Crown Media, “with strong additions to our programming slate including popular classic series and exciting originals for our Hallmark Channel daytime lifestyle programming block, an attractive scatter market fueling advertising gains, and explosive growth for Hallmark Movie Channel in terms of subscribers and ratings.

“In the year ahead we will fully develop our channels for their maximum value with our most robust offering of original movie premieres and several new lifestyle shows.  We look forward to leveraging these offerings and the excitement surrounding Hallmark Movie Channel as we approach the upfront season and continued expansion in distribution in both networks.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $73.6 million for the first quarter of 2011, an 8% increase from $68.4 million for the first quarter of 2010. Subscriber fee revenue increased 4% to $17.7 million from $17.0 million in the first quarter of 2010 due to contractual rate increases offset in part by the lack of a distribution agreement with one multiple system operator.  Advertising revenue increased 9% to $55.7 million during the quarter, from $51.3 million in the first quarter of 2010. The increase in advertising revenue during the first quarter of 2011 is primarily due to higher CPM rates offset by declines in viewer ratings across demographic categories for 2011 compared to 2010. Advertising revenue during the most recent quarter also reflects the benefit of selling ratings-based advertising on the Hallmark Movie Channel commencing in the second quarter of 2010. Advertising revenue from the Hallmark Movie Channel increased from $3.7 million for the three months ended March 31, 2010, to $7.3 million for the three months ended March 31, 2011.

For the first quarter of 2011, cost of services increased 10% to $35.1 million from $31.9 million during the same quarter of 2010. Within cost of services, programming expenses increased 10% quarter over quarter to $32.1 million due to the purchase of new programming during the first quarter of 2011. Other cost of services and amortization of our capital lease increased $255,000 quarter over quarter, primarily due to a $146,000 increase in bad debt expense.

Selling, general and administrative expense increased 31% for the first quarter of 2011 to $15.7 million from $12.0 million during the same quarter of 2010. This increase is due to a $2.5 million increase in banking fees, a $353,000 increase in music rights expense due to a settlement reached with a vendor, and research expense increased $550,000 due to ratings information being provided for the Hallmark Movie Channel during the three months ended March 31, 2011, but not for the same period in 2010.

Marketing expenses of $350,000 for the quarter ended March 31, 2011, decreased from $973,000 for the quarter ended March 31, 2010.

Income tax benefit increased to $43.8 million for the quarter ended March 31, 2011. During the current period, the Company has released a portion of its valuation allowance and has recognized an unreserved deferred tax asset of approximately $44.2 million on its balance sheet as of March 31, 2011.  This also results in a non-cash reduction in income tax expense.

Adjusted EBITDA was $23.1 million for the first quarter of 2011 compared to $24.4 million for the same period last year.  Cash provided by operating activities totaled $7.2 million for the first quarter of 2011 compared to $7.8 million for the same period last year.  The net income to common shareholders for the quarter ended March 31, 2011, totaled $47.5 million, or $0.13 per share, compared to a net loss to common shareholders of $2.3 million, or $0.02 per share, in the first quarter of 2010.

Conference Call and Webcast to be Held Thursday, May 5th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the first quarter of 2011.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’

section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and using the pass code “Crown Media First Quarter Call.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, Thursday, May 5th, at 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code number 13781441.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Networks. The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies and general entertainment, and is the home of The Martha Stewart Show and other home and lifestyle content. Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, distributed to more than 40 million homes and one of America’s fastest-growing cable networks. Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events.  In addition, Crown Media Networks also includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Annie Howell

Crown Media

212.445.6690

anniehowell@hallmarkchannel.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Subscriber fees	$17,749	$16,994
Advertising	55,604	51,246
Advertising by Hallmark Cards	130	64
Other revenue	112	74
Total revenue	73,595	68,378
Cost of services:
Hallmark affiliate programming	381	427
Non-affiliate programming	31,726	28,730
Amortization of capital lease	289	289
Other cost of services	2,663	2,408
Total cost of services	35,059	31,854
Selling, general and administrative expenses	15,736	12,028
Marketing expense	350	973
Depreciation and amortization	385	383
Income from operations before interest and income tax expense	22,065	23,140
Interest expense	(1,795)	(25,464)
Income (loss) from operations before income tax expense	20,270	(2,324)
Income tax benefit	43,827	—
Net income (loss)	64,097	(2,324)
Income to Preferred Stockholder	(16,594)	—
Net income (loss) to common stockholders	$47,503	$(2,324)
Net income (loss) per share - basic	$0.13	$(0.02)
Net income (loss) per share - diluted	$0.13	$(0.02)
Weighted average shares outstanding	359,676	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of March 31,	As of December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$14,518	$30,565
Accounts receivable, less allowance for doubtful accounts of $324 and $141, respectively	71,955	77,684
Program license fees	104,545	99,574
Deferred tax asset	3,300	—
Prepaid program license fees	16,205	4,099
Prepaid and other assets	1,974	2,367
Total current assets	212,497	214,289
Program license fees	155,906	136,503
Property and equipment, net	12,177	12,701
Goodwill	314,033	314,033
Deferred tax asset	40,900	—
Prepaid and other assets	1,460	1,008
Total assets	$736,973	$678,534

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$27,243	$27,835
Audience deficiency reserve	24,028	26,954
License fees payable	110,106	104,286
Payables to Hallmark Cards affiliates	7,311	1,005
Notes and interest payable to HC Crown	30,952	38,174
Total current liabilities	199,640	198,254
Accrued liabilities	18,852	18,972
License fees payable	47,291	33,818
Notes payable to HC Crown	370,396	379,521
Total liabilities	636,179	630,565

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK, $0.01 par value;
1,000,000 shares authorized; issued and outstanding shares of 185,000 as of both March 31, 2011, and December 31, 2010, respectively	199,732	198,934

STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both March 31, 2011, and December 31, 2010, respectively	3,597	3,597
Paid-in capital	1,986,272	1,991,157
Accumulated deficit	(2,088,807)	(2,145,719)
Total stockholders’ deficit	(98,938)	(150,965)
Total liabilities and stockholders’ deficit	$736,973	$678,534

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended March 31,
	2011	2010

Net income (loss)	$64,097	$(2,324)
Subscriber acquisition fee amortization expense	298	526
Depreciation and amortization	674	672
Interest expense	1,795	25,464
Income tax benefit	(43,827)	—
Restricted stock unit compensation	40	76
Adjusted earnings before interest, taxes, depreciation and amortization	$23,077	$24,414

Programming and other amortization	29,387	29,243
Provision for allowance for doubtful account	172	26
Changes in operating assets and liabilities:
Change to program license fees	(53,760)	(16,902)
Change to prepaid program license fees	(12,106)	(11,196)
Change in license fees payable	21,841	(15,131)
Change to subscriber acquisition fees	(750)	(750)
Change in subscriber acquisition fees payable	500	750
Interest paid	(1,258)	(5,354)
Changes in other operating assets and liabilities, net of adjustments above	79	2,671
Net cash provided by operating activities	$7,182	$7,771

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended March 31,
	2011	2010

Net cash provided by operating activities	$7,182	$7,771

Net cash used in investing activities	(240)	(397)

Net cash used in financing activities	(22,989)	(1,215)

Net (decrease) increase in cash and cash equivalents	(16,047)	6,159
Cash and cash equivalents, beginning of period	30,565	10,456
Cash and cash equivalents, end of period	$14,518	$16,615

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